EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into effective as of September 27, 2013 (the "Effective Date"), by and between Inka Productions Corp., a Nevada corporation (the "Company"), and James M. Askew ("Employee").

WHEREAS, the Company wishes to employ Employee and Employee wishes to be employed by the Company; and

WHEREAS, the Company and Employee desire to enter into an agreement reflecting the terms of the employment relationship, including the termination thereof;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.           Employment. The Company hereby employs Employee, and Employee will hereby be employed by the Company, on the terms and conditions set forth in this Agreement.

2.           Term of Employment. Subject to the provisions for earlier termination provided in this Agreement, the term of this Agreement shall begin on the Effective Date and shall terminate on September 30, 2014 (the “Term”).

3.           Employee’s Duties. During the Term, Employee shall serve as Chief Executive Officer with such duties and responsibilities as may from time to time be assigned to him by the board of directors of the Company (the “Board”), provided that such duties are consistent with the customary duties of such position. During the Term, Employee shall agree to devote his reasonable time, skill and attention to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently his duties and responsibilities. Employee shall not be prohibited from (i) engaging in charitable activities and community affairs, (ii) serving, with the prior approval of the Company’s Board, on the boards of a reasonable number of business entities, trade associations and charitable organizations, (iii)  managing his personal investments and affairs related to another business or companies that may be engaged in the energy business (either as a principal, partner, shareholder, or member of such business), and (iv) serving on the board of GulfSlope Corp. or any other competitive business; or (v) any other such positions approved by the Board.  During the Term, Employee shall be elected a director and shall serve as chairman of the Board.

4.           Compensation.

(a)          Inducement Cash and Stock Bonus.  As inducement for Employee to enter into this Agreement, the Company shall (i) pay to Employee a $75,000 cash bonus; and (ii) issue Employee 23,000,000 shares of Company restricted common stock.

(b)          Base Compensation.  For services rendered by Employee under this Agreement, the Company shall pay to Employee a base salary of $420,000 per annum (“Base Compensation”). The Base Compensation is payable in accordance with the Company’s customary payroll practices and subject to customary withholdings, including share withholdings as described in Section 14 hereof.  Nothing contained herein shall prevent the Board from paying additional compensation to Employee in the form of bonuses or otherwise during the Term.

5.           Bonus. The Board, in its sole discretion, may grant the Employee a discretionary bonus.

6.           Additional Benefits. In addition to the Base Compensation provided for in Section 4 herein, Employee shall be entitled to the following:

(a)          Expenses. The Company shall reimburse Employee for business expenses reasonably incurred in the performance of his duties. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of the Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment.

(b)          Vacation. Employee shall be entitled to reasonable vacation time per year, without any loss of compensation or benefits.

(c)          General Benefits. Employee shall be entitled to participate in the various employee benefit plans or programs, if any, provided to the officers of the Company in general, including but not limited to, health, dental, disability and life insurance plans, subject to the eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Board during the Term. Nothing in this paragraph shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described in this Section 6, provided the change similarly affects all executive officers of the Company similarly situated.

7.           Confidential Information. Employee, during the Term, will have access to and become familiar with confidential information, secrets and proprietary information concerning the business and affairs of the Company, and other confidential and/or proprietary information (collectively, “Confidential Information”). Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of Employee’s improper or unauthorized disclosure of such information in violation of this Agreement. As to such Confidential Information, Employee agrees as follows:

(a)          During the Term, Employee will not, directly or indirectly, without the prior written consent of the Company (1) disclose or permit the disclosure of any such Confidential Information, or (2) use, reproduce or distribute, or make or permit any use, reproduction or distribution of, directly or indirectly, any such Confidential Information, except for any disclosure, use, reproduction or distribution that is required in the course of his employment with the Company.

(b)          If, during the Term, Employee is requested or required (by oral question or request for information or documents, in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Employee agrees to notify the Company immediately in writing of the request or requirement so that the Company may seek an appropriate protection order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver under this Agreement, Employee is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Employee may disclose such Confidential Information to the tribunal; provided, however, that Employee shall use his commercially reasonable best efforts to obtain a court order or other assurance that confidential treatment will be accorded to such Confidential Information.

(c)          Upon termination of employment of Employee, for whatever reason, Employee shall surrender to the Company any and all documents, manuals, correspondence, reports, records and similar items then or thereafter coming into the possession of Employee which contain any Confidential Information of the Company.

8.           Termination. This Agreement may be terminated prior to the end of the Term as set forth below:

(a)          Resignation (other than for Good Reason). Employee may resign his position at any time by providing written notice of resignation to the Company in accordance with Section 11 hereof. In the event of such resignation, this Agreement shall terminate and Employee shall not be entitled to further compensation pursuant to this Agreement other than payment for (i) any unpaid Base Compensation as of Employee’s employment termination date, and (ii) any unpaid reasonable business expenses incurred prior to Employee’s employment termination date, subject to the Company’s expense reimbursement rules and policies as in effect from time to time (the “Accrued Amounts”). Accrued Amounts, if any, shall be paid to Employee in accordance with the Company’s customary payroll practices as in effect from time to time, but in no event later than fifteen (15) days following Employee’s termination of employment.

(b)          Death. If Employee’s employment is terminated due to his death, this Agreement shall terminate and the Company shall have no obligations to Employee or his estate, beneficiaries or legal representatives with respect to this Agreement other than payment of the Accrued Amounts, if any. Accrued Amounts, if any, shall be paid to Employee in accordance with the Company’s customary payroll practices as in effect from time to time but in no event later than 15 days following Employee’s termination of employment on account of death.

(c)          Termination by Company.  The Company may terminate Employee’s employment for any or no reason upon providing 90 days written notice in accordance with Section 11 hereof and shall have no further liability to Employee other than payment of the Accrued Amounts, if any.  Accrued Amounts, if any, shall be paid to Employee in accordance with the Company’s customary payroll practices as in effect from time to time but in no event later than 15 days following Employee’s termination of employment on account of death.

9.           Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any awards with the Company or any of its affiliated companies.

10.           Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary organization or company of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.

11.           Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address, directed to the attention of the Board with a copy to the Secretary of the Company, and to Employee at Employee’s residence address on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

12.           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.           Successors; Binding Agreement.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used herein, the term “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 13 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

14.           Withholding Taxes.  The Company shall have the power and the right to deduct or withhold from any benefits payable under this Agreement an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld.

15.           No Restraints. As an inducement to the Company to enter into this Agreement, Employee represents and warrants that he is not a party to any other agreement or obligation for personal services, and that there exist no impediments or restraints, contractual or otherwise, on Employee’s powers right or ability to enter into this Agreement and to perform his duties and obligations hereunder.

16.           Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, except those which are set forth expressly in this Agreement. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

17.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.           Arbitration. Either party may elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect. If the parties cannot mutually agree on an arbitrator, then the arbitration shall be conducted by a three arbitrator panel, with each party selecting one arbitrator and the two arbitrators so selected selecting a third arbitrator. The findings of the arbitrator(s) shall be final and binding, and judgment may be entered thereon in any court having jurisdiction. The findings of the arbitrator(s) shall not be subject to appeal to any court, except as otherwise provided by applicable law. The arbitrator(s) may, in his or her (or their) own discretion, award legal fees and costs to the prevailing party.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

INKA PRODUCTIONS CORP.

By:           _______________________
Name:           _______________________
Title:           _______________________

EMPLOYEE:

__________________________
James M. Askew